Exhibit 10.1

EMPLOYMENT SEPARATION AGREEMENT

THIS EMPLOYMENT SEPARATION AGREEMENT (the "Agreement"), which includes Exhibits A, B and C hereto which are incorporated herein by this reference, is entered into by and between TEKELEC, a California corporation ("Tekelec"), and Richard E. Mace ("Former Employee"), and shall become effective when executed by both parties hereto (the "Effective Date").

RECITALS

A. Former Employee ceased to be an employee and officer of Tekelec on September 1, 2007 (the "Termination Date").

B. Former Employee desires to receive severance benefits under Tekelec's Officer Severance Plan dated May 21, 2007 (the "Severance Plan"), which benefits are stated in the Severance Plan to be contingent upon, among other things, Former Employee's entering into this Agreement and undertaking the obligations set forth herein.

C. Tekelec and Former Employee desire to set forth their respective rights and obligations with respect to Former Employee's separation from Tekelec and to finally and forever settle and resolve all matters concerning Former Employee's past services to Tekelec.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and conditions set forth herein, the receipt and sufficiency of which are hereby acknowledged, Tekelec and Former Employee hereby agree as follows:

  DEFINITIONS

  As used herein, the following terms shall have the meanings set forth below:

  1.1    "Includes;" "Including." Except where followed directly by the word "only," the terms "includes" or "including" shall mean "includes, but is not limited to," and "including, but not limited to," respectively.

  1.2    "Severance Covered Period." The term "Severance Covered Period" shall mean a period of time commencing upon the effective date of this Agreement and ending on the last day of the Change in Control Severance Period or General Severance Period, as applicable.

  1.3    Other Capitalized Terms. Capitalized terms (other than those specifically defined herein) shall have the same meanings ascribed to them in the Severance Plan.

  MUTUAL REPRESENTATIONS, WARRANTIES AND COVENANTS

  Each party hereto represents, warrants and covenants (with respect to itself/himself only) to the other party hereto that, to its/his respective best knowledge and belief as of the date of each party's respective signature below:

  2.1    Full Power and Authority. It/he has full power and authority to execute, enter into and perform its/his obligations under this Agreement; this Agreement, after execution by both parties hereto, will be a legal, valid and binding obligation of such party enforceable against it/him in accordance with its terms; it/he will not act or omit to act in any way which would materially interfere with or prohibit the performance of any of its/his obligations hereunder, and no approval or consent other than as has been obtained of any other party is necessary in connection with the execution and performance of this Agreement.

  2.2    Effect of Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions hereby contemplated:

    will not interfere or conflict with, result in a breach of, constitute a default under or violation of any of the terms, provisions, covenants or conditions of any contract, agreement or understanding, whether written or oral, to which it/he is a party (including, in the case of Tekelec, its bylaws and articles of incorporation each as amended to date) or to which it/he is bound;

    will not conflict with or violate any applicable law, rule, regulation, judgment, order or decree of any government, governmental agency or court having jurisdiction over such party; and

    has not heretofore been assigned, transferred or granted to another party, or purported to assign, transfer or grant to another party, any rights, obligations, claims, entitlements, matters, demands or causes of actions relating to the matters covered herein.

  CONFIDENTIALITY OBLIGATIONS DO NOT TERMINATE

  Former Employee acknowledges that any confidentiality, proprietary rights or nondisclosure agreement(s) in favor of Tekelec which he may have entered into in connection with his employment (collectively, the "Nondisclosure Agreement") with Tekelec is understood to be intended to survive, and does survive, any termination of such employment, and accordingly nothing in this Agreement shall be construed as terminating, limiting or otherwise affecting any such Nondisclosure Agreement or Former Employee's obligations thereunder. Without limiting the generality of the foregoing, no time period set forth in this Agreement shall be construed as shortening or limiting the term of any such Nondisclosure Agreement, which term shall continue as set forth therein.

  BENEFITS

  4.1    Health Care Coverage Continuation. Tekelec (at its expense) will continue, for the duration of the Former Employee's Severance Covered Period, health care coverage for the Former Employee and his/her family members who are "qualified beneficiaries" (as such term is defined in the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") under Tekelec's group health plan(s) generally available through COBRA during such period to employees participating in such plans(s) and at levels and contribution rates and with coverage no greater than those provided to such Former Employee as of the Termination Date. In the event the Former Employee and his or her family members become eligible for group health care coverage elsewhere on terms generally no less favorable to the Former Employee during the Severance Covered Period, the Former Employee shall provide notice to Tekelec, and Tekelec reserves the right to discontinue paying for such coverage under Tekelec's group health plans. Upon exhaustion of the later of the Former Employee's Severance Covered Period or the COBRA continuation period, or after Tekelec ceases paying for coverage (if applicable), such Former Employee may elect coverage under a conversion health plan available under Tekelec's group health plan(s) from the Company's health insurance carrier if and to the extent he/she is entitled to do so as a matter of right under federal or state law. Any expense associated with the continuation of any health care coverage beyond the Former Employee's Severance Covered Period will be the sole responsibility of the Former Employee.

  4.2    Other Benefit Plans. Except as otherwise expressly provided in this Section 4 or as required by applicable law, Former Employee shall have no right to continue his participation in any Tekelec benefit plan following such employee's termination.

  STOCK OPTIONS

  Exhibit A hereto sets forth any and all outstanding stock options, warrants and equity incentives and other rights to purchase capital stock or other securities of Tekelec which have been previously issued to Former Employee and which are outstanding as of the date hereof. Nothing in this Agreement shall alter or affect any of such outstanding stock options, warrants, equity incentives or rights or Former Employee's rights or responsibilities with respect thereto, including but not limited to Former Employee's rights to exercise any of his options, warrants, equity incentives or rights following the Termination Date.

  PAYMENTS TO FORMER EMPLOYEE

  6.1    Employee Compensation. Tekelec has paid, and Former Employee acknowledges and agrees that Tekelec has paid, to him any and all salary and accrued but unpaid vacation and sick pay owed by Tekelec to Former Employee up to and including the Termination Date other than any compensation owed to him under the Severance Plan.

  6.2    General Severance Allowance. In consideration for the release by Former Employee set forth herein (including the release of any and all claims Former Employee has or may have under the Age Discrimination in Employment Act ("ADEA")) and Former Employee's performance of his obligations under this Agreement (including but not limited to Former Employee's obligations under Section 7 hereof), Former Employee is entitled to receive, and Tekelec shall pay to Former

  Employee, a General Severance Allowance in the aggregate gross amount of $877,500 payable in 18 equal monthly installments of $48,750 each, less all applicable withholding taxes, beginning on the date that is ten days after the Effective Date and continuing on the monthly anniversary of such date thereafter, in accordance with the terms and conditions of the Severance Plan; however, if Former Employee is a Specified Employee, any payment which would otherwise occur within the first six months following the Former Employee's termination of employment shall be paid in a lump sum, with interest accruing at a reasonable rate of interest from the date of the Former Employee's termination of employment, on the first day of the seventh month immediately following the termination of employment to the extent necessary for the Former Employee to avoid any adverse tax consequences under Code Section 409A.

  NON-COMPETITION AND NON-SOLICITATION

  7.1    Subject and in addition to Former Employee's existing fiduciary duties as a former officer and employee of Tekelec to the extent such continues under applicable law after Former Employee's Termination Date, provided that Tekelec has not breached any of the terms of this Agreement or any other currently existing written agreements between Tekelec and Former Employee, Former Employee agrees until the earlier of (i) the completion of the Severance Covered Period or (ii) such date as Tekelec may terminate this Agreement for default hereunder:

    Not to engage in any Competing Business Activity (as defined below) or be associated with a Competing Business Entity (as defined below) as an officer, director, employee, principal, consultant, lender, creditor, investor, agent or otherwise for any corporation, partnership, company, agency, person, association or any other entity; provided, however, that nothing contained herein shall prevent Former Employee from owning not more than 5% of the common equity and not more than 5% of the voting power of, or lending not more than $25,000 to, any Competing Business Entity or any business engaged in a Competing Business Activity; provided, further, that for purposes of this agreement, any equity ownership, voting control or lending activity of Former Employee shall be deemed to include that of (i) any family member or (ii) person or entity controlled by Former Employee;

    Not to call upon or cause to be called upon, or solicit or assist in the solicitation of, in connection with any Competing Business Entity or Competing Business Activity, any entity, agency, person, firm, association, partnership or corporation that is a customer or account of Tekelec, currently and/or during the Severance Covered Period, for the purpose of selling, renting, leasing, licensing or supplying any product or service that is the same as, similar to or competitive with the products or services then being sold or developed by Tekelec;

    Not to enter into an employment or agency relationship with a Competing Business Entity or involving a Competing Business Activity with any person who, at the time of such entry, is an officer, director, employee, principal or agent of or with respect to Tekelec; and

    Not to induce or attempt to induce any person described in Section 7.1(c) to leave his employment, agency, directorship or office with Tekelec.

  7.2    For purposes of this Section 7, a "Competing Business Activity" shall mean any business activity of a person or entity (other than Tekelec) involving the development, design, manufacture, distribution, marketing, licensing, renting, leasing or selling within the Territory (as defined below) of products and services which are the same as, similar to or competitive with products or services of Tekelec then in existence or under development. For purposes hereof, the Territory shall include: the United States of America; Canada; Central America; South America; Europe; Japan; Australia; Singapore; and any country in which Tekelec then distributes, markets, licenses, rents, leases or sells its products or services. An entity as a whole shall be deemed to be a Competing Business Entity if it has one or more business activities involving the development, design, manufacture, distribution, marketing, licensing, renting, leasing or selling directly or indirectly within the Territory of products or services which are the same as, similar to or competitive with products or services of Tekelec then being sold or under development and if and only if the revenues derived directly or indirectly from engaging in such business activities by such entity represent either more than 3% of the entity's revenues or at least $5 million in aggregate sales, or both, for the then-preceding 12-month period.

  7.3    The parties acknowledge that the provisions and obligations set forth in this Section 7 are an integral part of this Agreement and that in the event Former Employee fails to abide by the provisions or obligations of this Section 7 or any other term, provision or obligation of this Agreement, then Tekelec, in addition to any other rights or remedy it may have at law, in equity, by statute or otherwise, shall be excused from its payment obligations to Former Employee under the Severance Plan and this Agreement.

  CONFIDENTIAL INFORMATION AND TRADE SECRETS

  8.1    Former Employee hereby recognizes, acknowledges and agrees that Tekelec is the owner of proprietary rights in certain confidential sales and marketing information, programs, tactics, systems, methods, processes, compilations of technical and non-technical information, records and other business, financial, sales, marketing and other information and things of value. To the extent that any or all of the foregoing constitute valuable trade secrets and/or confidential and/or privileged information of Tekelec, Former Employee hereby further agrees as follows:

    That, except with prior written authorization from Tekelec's CEO, for purposes related to Tekelec's best interests, he will not directly or indirectly duplicate, remove, transfer, disclose or utilize, nor knowingly allow any other person to duplicate, remove, transfer, disclose or utilize, any property, assets, trade secrets or other things of value, including, but not limited to, records, techniques, procedures, systems, methods, market research, new product plans and ideas, distribution arrangements, advertising and promotional materials, forms, patterns, lists of past, present or prospective customers, and data prepared for, stored in, processed by or obtained from, an automated information system belonging to or in the possession of Tekelec which are not intended for and have not been the subject of public disclosure. Former Employee agrees to safeguard all Tekelec trade secrets in his possession or known to him at all times so that they are not exposed to, or taken by, unauthorized persons and to exercise his reasonable efforts to assure their safekeeping. This subsection shall not apply to information that as of the date hereof is, or as of the date of such duplication, removal, transfer, disclosure or utilization (or the knowing allowing thereof) by Former Employee has (i) become generally known to the public or competitors of Tekelec (other than as a result of a breach of this Agreement); (ii) been lawfully obtained by Former Employee from any third party who has lawfully obtained such information without breaching any obligation of confidentiality; or (iii) been published or generally disclosed to the public by Tekelec. Former Employee shall bear the burden of showing that any of the foregoing exclusions applies to any information or materials.

    That all improvements, discoveries, systems, techniques, ideas, processes, programs and other things of value made or conceived in whole or in part by Former Employee with respect to any aspects of Tekelec's current or anticipated business while an employee of Tekelec are and remain the sole and exclusive property of Tekelec, and Former Employee has disclosed all such things of value to Tekelec and will cooperate with Tekelec to insure that the ownership by Tekelec of such property is protected. All of such property of Tekelec in Former Employee's possession or control, including, but not limited to, all personal notes, documents and reproductions thereof, relating to the business and the trade secrets or confidential or privileged information of Tekelec has already been, or shall be immediately, delivered to Tekelec.

  8.2    Former Employee further acknowledges that as the result of his prior service as an officer and employee of Tekelec, he has had access to, and is in possession of, information and documents protected by the attorney-client privilege and by the attorney work product doctrine. Former Employee understands that the privilege to hold such information and documents confidential is Tekelec's, not his personally, and that he will not disclose the information or documents to any person or entity without the express prior written consent of the CEO or Board of Tekelec unless he is required to do so by law.

  8.3    Former Employee's obligations set forth in this Section 8 shall be in addition to, and not instead of, Former Employee's obligations under any written Nondisclosure Agreement.

  ENFORCEMENT OF SECTIONS 7 AND 8

  Former Employee hereby acknowledges and agrees that the services rendered by him to Tekelec in the course of his prior employment were of a special and unique character, and that breach by him of any provision of the covenants set forth in Sections 7 and 8 of this Agreement will cause Tekelec irreparable injury and damages. Former Employee expressly agrees that Tekelec shall be entitled, in addition to all other remedies available to it whether at law or in equity, to injunctive or other equitable relief to secure their enforcement.

  The parties hereto expressly agree that the covenants contained in Sections 7 and 8 hereof are reasonable in scope, duration and otherwise; however, if any of the restraints provided in said covenants are adjudicated to be excessively broad as to geographic area or time or otherwise, said restraint shall be reduced to whatever extent is reasonable and the restraint shall be fully enforced in such modified form. Any provisions of said covenants not so reduced shall remain in full force and effect.

  PROHIBITION AGAINST DISPARAGEMENT

  10.1    Former Employee agrees that for a period of two years following the Effective Date any communication, whether oral or written, occurring on or off the premises of Tekelec, made by him or on his behalf to any person or entity (including, without limitation, any Tekelec employee, customer, vendor, supplier, any competitor, any media entity and any person associated with any media) which in any way relates to Tekelec (or any of its subsidiaries) or to Tekelec's or any of its subsidiaries' directors, officers, management or employees: (a) will be truthful; and (b) will not, directly or indirectly, criticize, disparage, or in any manner undermine the reputation or business practices of Tekelec or its directors, officers, management or employees.

  10.2    The only exceptions to Section 10.1 shall be: (a) truthful statements privately made to (i) the CEO of Tekelec, (ii) any member of Tekelec's Board, (iii) Tekelec's auditors, (iv) inside or outside counsel of Tekelec, (v) Former Employee's counsel or (vi) Former Employee's spouse; (b) truthful statements lawfully compelled and made under oath in connection with a court or government administrative proceeding; and (c) truthful statements made to specified persons upon and in compliance with prior written authorization from Tekelec's CEO or Board to Former Employee directing him to respond to inquiries from such specified persons.

  COOPERATION

  Former Employee agrees that for a period of five years commencing with the Effective Date he will cooperate fully and reasonably with Tekelec in connection with any future or currently pending matter, proceeding, litigation or threatened litigation: (1) directly or indirectly involving Tekelec (which, for purposes of this section, shall include Tekelec and each of its current and future subsidiaries, successors or permitted assigns); or (2) directly or indirectly involving any director, officer or employee of Tekelec (with regard to matters relating to such person(s) acting in such capacities with regard to Tekelec business). Such cooperation shall include making himself available upon reasonable notice at reasonable times and places for consultation and to testify truthfully (at Tekelec's expense for reasonable, pre-approved out-of-pocket travel costs plus a daily fee equal to one-twentieth of his monthly severance compensation under Section 6.2 hereof for each full or partial day during which Former Employee makes himself so available) in any action as reasonably requested by the CEO or the Board of Directors. Former Employee further agrees to immediately notify Tekelec's CEO in writing in the event that he receives any legal process or other communication purporting to require or request him to produce testimony, documents, information or things in any manner related to Tekelec, its directors, officers or employees, and that he will not produce testimony, documents, information or other things with regard to any pending or threatened lawsuit or proceeding regarding Tekelec without giving Tekelec prior written notice of the same and reasonable time to protect its interests with respect thereto. Former Employee further promises that when so directed by the CEO or the Board of Directors, he will make himself available to attend any such legal proceeding and will truthfully respond to any questions in any manner concerning or relating to Tekelec and will produce all documents and things in his possession or under his control which in any manner concern or relate to Tekelec. Former Employee covenants and agrees that he will immediately notify Tekelec's CEO in writing in the event that he breaches any of the provisions of Sections 7, 8, 10 or 11 hereof.

  SOLE ENTITLEMENT

  Former Employee acknowledges and agrees that his sole entitlement to compensation, payments of any kind, monetary and nonmonetary benefits and perquisites with respect to his prior Tekelec relationship (as an officer and employee) is as set forth in the Severance Plan, this Agreement, the Company's bonus plan for officers as in effect from time to time, stock option and warrant agreements, COBRA, and such other written agreements and securities between Tekelec and Former Employee as may exist or as may be set forth on Exhibit B hereto.

  RELEASE OF CLAIMS

  13.1    General. Former Employee does hereby and forever release and discharge Tekelec and the predecessor corporation of Tekelec as well as the successors, current, prior or future shareholders of record, officers, directors, heirs, predecessors, assigns, agents, employees, attorneys, insurers and representatives of each of them, past, present or future, from any and all cause or causes of action, actions, judgments, liens, indebtedness, damages, losses, claims, liabilities and demands of any kind or character whatsoever, whether known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, asserted or unasserted, which are existing on or arising prior to the date of this Agreement and which, directly or indirectly, in whole or in part, relate or are attributable to, connected with, or incidental to the previous employment of Former Employee by Tekelec, the separation of that employment, and any dealings between the parties concerning Former Employee's employment existing prior to the date of execution of this Agreement, excepting only those obligations expressly recited herein or to be performed hereunder. Nothing contained in this Section 13 shall affect any rights, claims or causes of action which Former Employee may have (1) with respect to his outstanding stock options, warrants or other stock subscription rights to purchase Tekelec Common Stock or other securities under the terms and conditions thereof; (2) as a shareholder of Tekelec; (3) to indemnification by Tekelec, to the extent required under the provisions of Tekelec's Articles of Incorporation, Tekelec's Bylaws, the California General Corporation Law, insurance or contracts, with respect to matters relating to Former Employee's prior service as a director, an officer, employee and agent of Tekelec; (4) with respect to his eligibility for severance payments under the Severance Plan or any other written agreement listed on Exhibit B hereto; and (5) to make claims against or seek indemnification or contribution from anyone not released by the first sentence of this Section 13 with respect to any matter or anyone released by the first sentence of this Section 13 with respect to any matter not released thereby; or (6) with respect to Tekelec's performance of this Agreement. Further, Former Employee waives specifically any and all rights or claims Former Employee has or may have under the ADEA, and acknowledges that such waiver is given voluntarily in exchange for certain consideration included in the severance benefits being paid pursuant to this Agreement.

  13.2    Waiver of Unknown Claims. Former Employee acknowledges that he is aware that he may hereafter discover claims or facts different from or in addition to those he now knows or believes to be true with respect to the matters herein released, and he agrees that this release shall be and remain in effect in all respects a complete general release as to the matters released and all claims relative thereto which may exist or may heretofore have existed, notwithstanding any such different or additional facts. Former Employee acknowledges that he has been informed of Section 1542 of the Civil Code of the State of California, and does hereby expressly waive and relinquish all rights and benefits which he has or may have under said Section (or any similar state statute), which reads as follows:

  "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

  13.3    Covenant Not to Sue on Matters Released. Former Employee covenants that he will not make, assert or maintain against any person or entity that Former Employee has released in this Agreement, any claim, demand, action, cause of action, suit or proceeding arising out of or in connection with the matters herein released, including, but not limited to, any claim or right under the ADEA, or any other federal or state statute or regulation; provided, however, this paragraph will not bar: (1) a challenge under the Older Workers Benefit Protection Act ("OWBPA") to enforceability of the waiver and release or ADEA claims set forth in this Agreement or (2) filing a charge or participation in an investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission or other governmental agency with jurisdiction concerning the terms, conditions and privileges of employment; provided, however, that by signing this Agreement, Former Employee waives his right to, and shall not seek or accept any monetary or other relief of any nature whatsoever in connection with, any such charges, investigation or proceedings. Former Employee represents and warrants that he has not assigned or transferred, purported to assign or transfer, and will not assign or transfer, any matter or claim herein released. Former Employee represents and warrants that he knows of no other person or entity which claims an interest in the matters or claims herein released. Former Employee agrees to, and shall at all times, indemnify and hold harmless each person and entity that Former Employee has released in this Agreement against any claim, demand, damage, debt, liability, account, action or cause of action, or cost or expense, including attorneys' fees, resulting or arising from any breach of the representations, warranties and covenants made herein.

  ASSIGNMENT

  Former Employee represents and warrants that he has not heretofore assigned, transferred or granted or purported to assign, transfer or grant any claims, entitlement, matters, demands or causes of action herein released, disclaimed, discharged or terminated, and agrees to indemnify and hold harmless Tekelec from and against any and all costs, expense, loss or liability incurred by Tekelec as a consequence of any such assignment, transfer or grant.

  FORMER EMPLOYEE REPRESENTATIONS

  Notwithstanding that this Agreement is being entered into subsequent to the Termination Date, except as listed by Former Employee on Exhibit C, from the period beginning on the Termination Date to the Effective Date, Former Employee represents and warrants that he has not acted or omitted to act in any respect which directly or indirectly would have constituted a violation of Sections 7, 8, 10 or 11 herein had this Agreement then been in effect.

  MISCELLANEOUS

  16.1    Notices. All notices and demands referred to or required herein or pursuant hereto shall be in writing, shall specifically reference this Agreement and shall be deemed to be duly sent and given upon actual delivery to and receipt by the relevant party (which notice, in the case of Tekelec, must be from an officer of Tekelec) or five days after deposit in the U.S. mail by certified or registered mail, return receipt requested, with postage prepaid, addressed as follows (if, however, a party has given the other party due notice of another address for the sending of notices, then future notices shall be sent to such new address):

  (a) If to Tekelec:

  Tekelec
  5200 Paramount Parkway
  Morrisville, North Carolina 27560
  Attn: Chief Executive Officer

  With a copy to:

  General Counsel Tekelec
  5200 Paramount Parkway
  Morrisville, North Carolina 27560
  -and-
  Katherine Ashton
  Bryan Cave LLP
  120 Broadway, Suite 300
  Santa Monica, California 90401-2386

  (b) If to Former Employee:

  Richard E Mace
  7720 Benthill Court
  Wake Forest, NC 27587

  16.2    Legal Advice and Construction of Agreement. Both Tekelec and Former Employee have received (or have voluntarily and knowingly elected not to receive) independent legal advice with respect to the advisability of entering into this Agreement and with respect to all matters covered by this Agreement and neither has been entitled to rely upon or has in fact relied upon the legal or other advice of the other party or such other party's counsel (or employees) in entering into this Agreement.

  16.3    Parties' Understanding. Tekelec and Former Employee state that each has carefully read this Agreement, that it has been fully explained to it/him by its/his attorney (or that it/he has voluntarily and knowingly elected not to receive such explanation), that it/he fully understands its final and binding effect, that the only promises made to it/him to sign the Agreement are those stated herein, and that it/he is signing this Agreement voluntarily.

  16.4    Recitals and Section Headings. Each term of this Agreement is contractual and not merely a recital. All recitals are incorporated by reference into this Agreement. Captions and section headings are used herein for convenience only, are not part of this Agreement and shall not be used in interpreting or construing it.

  16.5    Entire Agreement. This Agreement constitutes a single integrated contract expressing the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof. Notwithstanding the foregoing, the parties understand and agree that any Nondisclosure Agreement and all other written agreements between Former Employee and Tekelec are separate from this Agreement and, subject to the terms and conditions of each such agreement, shall survive the execution of this Agreement, and nothing contained in this Agreement shall be construed as affecting the rights or obligations of either party set forth in such agreements.

  16.6    Severability. In the event any provision of this Agreement or the application thereof to any circumstance shall be determined by arbitration pursuant to Section 16.10 of this Agreement or held by a court of competent jurisdiction to be invalid, illegal or unenforceable, or to be excessively broad as to time, duration, geographical scope, activity, subject or otherwise, it shall be construed to be limited or reduced so as to be enforceable to the maximum extent allowed by applicable law as it shall then be in force, and if such construction shall not be feasible, then such provision shall be deemed to be deleted herefrom in any action before that arbitral body or court, and all other provisions of this Agreement shall remain in full force and effect.

  16.7    Amendment and Waiver. This Agreement and each provision hereof may be amended, modified, supplemented or waived only by a written document specifically identifying this Agreement and signed by each party hereto. Except as expressly provided in this Agreement, no course of dealing between the parties hereto and no delay in exercising any right, power or remedy conferred hereby or now or hereafter existing at law, in equity, by statute or otherwise, shall operate as a waiver of, or otherwise prejudice, any such rights, power or remedy.

  16.8    Cumulative Remedies. None of the rights, powers or remedies conferred herein shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy, whether conferred herein or now or hereafter available at law, in equity, by statute or otherwise.

  16.9    Specific Performance. Each party hereto may obtain specific performance to enforce its/his rights hereunder and each party acknowledges that failure to fulfill its/his obligations to the other party hereto would result in irreparable harm.

  16.10    Arbitration. Except for the right of either party to apply to a court of competent jurisdiction for a Temporary Restraining Order to preserve the status quo or prevent irreparable harm, any dispute or controversy between Tekelec and Former Employee under this Agreement involving its interpretation or the obligations of a party hereto shall be determined by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association, in the County of Wake, State of North Carolina.

  Arbitration may be conducted by one impartial arbitrator by mutual agreement. In the event that the parties are unable to agree on a single arbitrator within 30 days of first demand for arbitration, the arbitration shall proceed before a panel of three arbitrators, one of whom shall be selected by Tekelec and one of whom shall be selected by Former Employee, and the third of whom shall be selected by the two arbitrators selected. All arbitrators are to be selected from a panel provided by the American Arbitration Association. The arbitrators shall have the authority to permit discovery, to the extent deemed appropriate by the arbitrators, upon request of a party. The arbitrators shall have no power or authority to add to or, except as otherwise provided by Section 16.6 hereof, to detract from the agreements of the parties, and the prevailing party shall recover costs and attorneys' fees incurred in arbitration. The arbitrators shall have the authority to grant injunctive relief in a form substantially similar to that which would otherwise be granted by a court of law. The arbitrators shall have no authority to award punitive or consequential damages. The resulting arbitration award may be enforced, or injunctive relief may be sought, in any court of competent jurisdiction. Any action arising out of or relating to this Agreement may be filed only in the Superior Court of the County of Wake, North Carolina or the United States District Court for the Eastern District of North Carolina.

  16.11    North Carolina Law and Location. This Agreement was negotiated, executed and delivered within the State of North Carolina, and the rights and obligations of the parties hereto shall be construed and enforced in accordance with and governed by the internal (and not the conflict of laws) laws of the State of North Carolina applicable to the construction and enforcement of contracts between parties resident in North Carolina which are entered into and fully performed in North Carolina. Any action or proceeding arising out of, relating to or concerning this Agreement that is not subject to the arbitration provisions set forth in Section 16.10 above shall be filed in the state courts of the County of Wake, State of North Carolina or in a United States District Court for the Eastern District of North Carolina and in no other location. The parties hereby waive the right to object to such location on the basis of venue.

  16.12    Attorneys' Fees. In the event a lawsuit is instituted by either party concerning a dispute under this Agreement, the prevailing party in such lawsuit shall be entitled to recover from the losing party all reasonable attorneys' fees, costs of suit and expenses (including the reasonable fees, costs and expenses of appeals), in addition to whatever damages or other relief the injured party is otherwise entitled to under law or equity in connection with such dispute.

  16.13    Force Majeure. Neither Tekelec nor Former Employee shall be deemed in default if its/his performance of obligations hereunder is delayed or become impossible or impracticable by reason of any act of God, war, fire, earthquake, strike, civil commotion, epidemic, or any other cause beyond such party's reasonable control.

  16.14    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  16.15    Successors and Assigns. Neither party may assign this Agreement or any of its rights or obligations hereunder (including, without limitation, rights and duties of performance) to any third party or entity, and this Agreement may not be involuntarily assigned or assigned by operation of law, without the prior written consent of the non-assigning party, which consent may be given or withheld by such non-assigning party in the sole exercise of its discretion, except that Tekelec may assign this Agreement to a corporation acquiring: (1) 50% or more of Tekelec's capital stock in a merger or acquisition; or (2) all or substantially all of the assets of Tekelec in a single transaction; and except that Former Employee may transfer or assign his rights under this Agreement voluntarily, involuntarily or by operation of law upon or as a result of his death to his heirs, estate and/or personal representative(s). Any prohibited assignment shall be null and void, and any attempted assignment of this Agreement in violation of this section shall constitute a material breach of this Agreement and cause for its termination by and at the election of the other party hereto by notice. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and each person or entity released pursuant to Section 12 hereof and, except as otherwise provided herein, their respective legal successors and permitted assigns.

  16.16    Payment Procedure. Except as otherwise explicitly provided herein or in the Severance Plan, all payments by Tekelec to Former Employee or by Former Employee to Tekelec due hereunder may be by, at the paying party's election, cash, wire transfer or check. Except as explicitly provided herein or in the Severance Plan, neither party may reduce any payment or obligation due hereunder by any amount owed or believed owed to the other party under any other agreement, whether oral or written, now in effect or hereafter entered into.

  16.17    Survival. The definitions, representations and warranties herein as well as obligations set forth in Sections 7, 8 and 10-16 shall survive any termination of this Agreement for any reason whatsoever.

  16.18    No Admission. Neither the entry into this Agreement nor the giving of consideration hereunder shall constitute an admission of any wrongdoing by Tekelec or Former Employee.

  16.19    Limitation of Damages. Except as expressly set forth herein, in any action or proceeding arising out of, relating to or concerning this Agreement, including any claim of breach of contract, liability shall be limited to compensatory damages proximately caused by the breach and neither party shall, under any circumstances, be liable to the other party for consequential, incidental, indirect or special damages, including but not limited to lost profits or income, even if such party has been apprised of the likelihood of such damages occurring.

  16.20    Pronouns. As used herein, the words "he", "him", "his" and "himself" shall be deemed to refer to the feminine as the identity of the person referred to and the context may require.

  16.21    Effectiveness. This Agreement shall become effective upon execution by the later of the parties hereto to execute this Agreement.

  21 DAY REVIEW PERIOD; RIGHT TO REVOKE

  Tekelec hereby advises Former Employee in writing to consult with an attorney prior to executing this Agreement and represents and warrants to Tekelec that he has done so, and further acknowledges that he has been given a period of 21 days within which to consider the terms and provisions of this Agreement with his attorney. If Former Employee has executed and delivered to Tekelec this Agreement prior to the expiration of such 21-day period, then in doing so, Former Employee acknowledges that he has unconditionally and irrevocably waived his right to that unexpired portion of such 21-day period. In addition, Former Employee shall have the right to revoke this Agreement for a period of seven days following the date on which this Agreement is signed by sending written notification of such revocation directly to each of Tekelec, General Counsel of Tekelec and Katherine Ashton at the addresses specified in Section 16.1, supra, via hand delivery.

TEKELEC By: /s/ Judith Barnett Print Name: Judith Barnett Print Title: VP Human Resources Date: September 12 , 20 07	Richard E. Mace Signature: /s/ Richard E. Mace Date: September 6 , 20 07

EXHIBIT A

OUTSTANDING STOCK PURCHASE RIGHTS

Type of Security [e.g., stock option, SAR, RSU warrant, etc.]	Date Issued	Maximum Number of Shares Currently Purchasable or Issuable	Purchase Price Per Share	Termination Date
SAR 2004/NQ	10/14/2004	100,000	17.38	11/30/07
SAR 2004/NQ	10/14/2004	25,000	17.38	11/30/07

EXHIBIT B

LIST OF OTHER AGREEMENTS (Pursuant to 12 and 13)

EXHIBIT C

EXCEPTIONS (Pursuant to 15)